Exhibit 99.4

Q1 2023 Earnings Call

Thank you, and good morning everyone. And welcome to Taboola's first quarter 2023 earnings conference call. I'm here with Adam Singolda our Founder and CEO; and Steve Walker our CFO. We issued our earnings materials today before the market and they are available in the Investors section of our website.

Now, I'll quickly cover the safe harbor. Certain statements today, including our expectations for future periods are forward-looking statements. They are not facts and are subject to material risks and uncertainties described in our SEC filings. These statements are based on currently available information and we undertake no duty to update them, except as required by law. Today's discussion is also subject to the forward-looking statement limitations in the earnings press release. Future events could differ materially and adversely from those anticipated.

During this call, we will use terms defined in the earnings release and refer to non-GAAP financial measures. For definitions and reconciliations to GAAP, please refer to the non-GAAP tables in the earnings release posted on our website.

With that, I'll turn the call over to Adam.

Adam Singolda Prepared Remarks:

Thanks Rick. Good morning everyone and thank you all for joining us for our first quarter call.

We had strong performance in Q1, beating the high end of our guidance across all metrics. We achieved $116 million in ex-TAC Gross Profit, $10 million in Adjusted EBITDA and $11 million in Free Cash Flow. We’re also excited to raise the midpoint of our full year 2023 guidance. Now, while we are not fully guiding for 2024, we expect a step change in our financial performance, with over $200 million in Adjusted EBITDA and over $100 million in Free Cash Flow.

I have said in the past that it is rare for a company to have this level of clarity and confidence a full year in advance. We have such confidence in those numbers that today we announced a share buyback program of up to $40 million in 2023, and also our intention to continue paying down debt up to $50M this year.

Our strong performance in Q1 was driven by a few things. In our core business, we keep seeing meaningful publisher wins such as Condé Nast, Univision, The Blaze, and Kicker in Germany. I’m spending a lot of time with publishers, existing and those who are yet to work with us and it’s incredible to see the quality of the conversation around how Taboola can empower the editorial teams, how we can help publishers diversify their revenue and how we can help publishers drive new audiences through Taboola News.

Additional drivers for our Q1 strong performance -- was eCommerce business and Taboola News, both of which performed better than expected in Q1.

While we don’t plan on reporting this quarterly, when looking at 2022 - you can see our revenue is diverse: about 15% of our ex-TAC is eCommerce, approximately 10% is video, and roughly 5% is Taboola News. The rest, call it 70% of our business, is core native advertising.

Taboola’s vision is to be the recommendation engine for the Open Web. Think Amazon, Instagram, TikTok - they are AI-driven recommendation engines, making money from native advertising. These are ads that look and feel native to their platform. Taboola brings the best of the walled gardens, things such as user experience, data, AI, and advertisers to the brand-safe environment of the open web. Our business is predictable - 90% of our revenue is coming from advertisers working with us directly rather than through ad exchanges.

Our partnerships with publishers are exclusive and long-term with most publishers on 3-10 year agreements with us, and Yahoo recently partnered with us for 30 years. We have significant scale, reaching around 600M active users a day.

As a reminder, we measure our business on ex-TAC Gross Profit, Adjusted EBITDA and Free Cash Flow. Over the last 3 years, our business has grown more than 20% year over year on an ex-TAC basis, has generated about 30% Adjusted EBITDA margin and has converted ~50% of Adjusted EBITDA to Free Cash Flow after adjusting for interest payments and prepayments to publishers, which we consider to be an investment. Over time we expect these two payments to go to zero.

Our core business is strong. We are the partner of choice for over 8,000 publishers. We developed a unique technology optimizing for Life Time Value, empowering publishers to diversify their revenue streams such as eCommerce, subscription, native, header bidding, and video. Publishers deploy our AI on their homepage, use our editorial tools to make decisions, build eCommerce sections, dynamically match content and ads that are relevant, and often we are a top 3 revenue source to them.

Back in the day, people used to say “Nobody got fired for buying IBM,” and the same can be said about Taboola -  it’s a safe bet to choose us. More than 8,000 publishers grow revenue, engagement, and audience and around 18,000 advertisers use Taboola to grow their business.

Before updating you about our core business and four priorities, I wanted to share a recent experience. I am a strong believer in making things personal. We encourage everyone at Taboola to get closer to our clients and to each other. Zero distance is our theme this year. In that spirit, once a year, I fly to Israel and spend an entire month with our engineering and product management teams. I get direct access to our teams, joining tech working sessions every day, and they get my global view of the business. Let me tell you–It was incredible, the culture, the energy, the hard work and focus on our top four priorities was never so high. We are in a rare position as a company where the future is in our hands, we don’t need to enter new markets, we don’t need to make “big moves,” we mainly need to execute, and we have the best talented people in the world to do that. One of the things that came up again and again in that visit is how our engineering teams and product managers are no longer thinking about development just in terms of how good the code is, but mainly in terms of client adoption and impact. We have 600 people in Israel, and there is a growing obsession to know how things we build, and deliver are affecting our clients.

Switching gears, let’s talk about our core business, which we’ve been operating for more than a decade. We have publishers working with us globally, exclusively and for 3-10 years as their native advertising partner, using our Life Time Value platform to help them reach their broad objectives. We generate revenue from advertisers working with us to drive sales by appearing on our publishers' sites. You’ve all seen us before, if you’ve ever visited CNBC, Time.com or the BBC, you’ve discovered news, products and paid offerings by advertisers from the open web. This market is estimated to be $70B and we think we have a meaningful competitive advantage in it. I started Taboola 15 years ago, and though we were not first to this market, we became the partner of choice across the board. Our growth has been driven by our client obsession, execution and technological advantage.

In our core - we monitor our momentum based on new and renewed publisher partnerships, and usage of our technology, optimizing for Life Time Value. This includes offerings such as Newsroom, which is now used by 3,500 editors and writers, homepage personalization, which we call Homepage For You and more. We look at ex-TAC Margin as a proxy for our advantage over other advertising companies in the open web.

Our publisher momentum remains strong. In the past quarter, we won publisher partnerships all across the globe. Some key new wins include some of the world’s largest names like Univision, Condé Nast, L’Express, Kicker, Funke, and Dumont. We renewed relationships with well-known publishers including Sinclair, Advance Local, Seven West Media and more.

Now let’s move into our key priorities. We are laser focused on four growth engines and key priorities, each representing a billion dollar opportunity for us. I am now going to spend some time discussing each one of them.

Starting with performance advertising. As a reminder, the vast majority of Taboola’s revenue is coming from advertisers who buy from Taboola directly, using our AI. About 10% of our revenue comes from programmatic partners such as Google, TTD, Amazon, and others.

Our two objectives are: to get new advertisers to be successful when they try Taboola and to get existing advertisers to stay with us and spend more, measured by Net Dollar Retention, or  NDR.

The market is massive, millions of advertisers buying on Google and Meta, and hundreds of thousands buying on companies like Snap. Taboola has around 18,000 advertisers, so we have a lot of room to grow. Our main focus is on improving AI and workflows to make it easier for advertisers to work and succeed with us. Early this year, we launched Target CPA for advertisers, and I’m excited about rolling out Maximize Conversions later this year. These are all part of our SmartBid technology, giving our advertisers a variety of bidding strategies they can use to be successful with Taboola. It should be as easy to work with us and to find success as it is with Meta or Google.

When advertisers succeed with us, our yield on publishers gets higher, which not only improves our financial metrics, it also bolsters our moat as we become even more competitive as a company. About 2 quarters ago, we grew our engineering resources working on performance advertising from 50 to 200 engineers given the upside we think there is here for us.

Part of our investment here is also on the creative front. We are investing in Generative AI focusing on helping advertisers to easily get titles, thumbnails, and landing pages that can work for them. Being bigger gives us an advantage because we can use our historic data to produce exceptional results. Hundreds of advertisers are adopting our Generative AI beta offering, which lives in Taboola Ads. We just completed a Hackathon focused on Generative AI, and are working on more things we can offer advertisers so stay tuned for more to come.

Moving on to our second growth engine - bidding. We estimate that the 8,000+ publishers in our core business generate display revenue of roughly $20 billion dollars a year. We think that we can access our publishers’ display inventory with our Header Bidding solution, and win about 5-10% of the auction given our advantage in AI, first party data and direct advertisers relationships. This will make us even more valuable partners for our publishers, increasing our payments to them as well as our share of wallet, while providing our advertisers with even more scale.

We have 3 areas where we bid: the first is Microsoft - this launched in April of last year. The second are publisher partners where we have 1st party advantage; and the third are publishers not yet using our solutions. We believe that as Yahoo launches, we’ll be able to also partner with Yahoo on bidding on their display inventory as well.

Today, we generate hundreds of millions of dollars from bidding. But it’s still very much a startup within Taboola and we think we can grow it meaningfully. The reason to get excited here is mainly because as the world moves to a much more “privacy-driven environment” with no cookies and IDFA, we have a meaningful advantage being hard coded on the page -- as we know people when they come back to our publishers sites …. while SSPs and DSPs don’t.

We’re laser focused on the 50+ publishers we’re testing with before rolling it out to the rest of our network. I’m optimistic about what we’re seeing.

eCommerce is our third growth engine. I’m happy to share that eCommerce is beating our expectations this quarter, and it’s impressive to see the strength of it. As a reminder, eCommerce is where we offer retailers the opportunity to find clients on the open web on publishers’ sites. This represents a big upside to both retailers and publishers as users trust their local and national sites a lot, and if those review a product, or offer financial services, travel, education and more. There is an opportunity to make a positive impact for people as they make decisions they truly care about.

There are 3 pillars to eCommerce - content creation, driving traffic, and monetization. Over the last 6 months, we’ve launched “eCommerce in a box” with the launch of Taboola Turnkey Commerce. Every publisher that wants to get into eCommerce, but has little or no content that’s attractive to retailers, can now do it with Taboola. We do all of the work for the publishers, from using our data to knowing which content makes sense for us to writing on behalf of the publisher, to driving traffic to it, and of course monetizing it with relationships with merchants and service providers.

Last quarter we announced our first two publisher partners for this initiative: TIME and Advance Local. While early, both launches are off to a good start. Traffic to the Taboola Turnkey Commerce sections of both sites is already growing fast and monetization has begun.

And finally to our 4th growth engine - Yahoo. At our information session that we held in March of this year, we explained the process of integrating Yahoo into the Taboola network in four specific phases.
Since the event, we have transitioned into Phase 1 from Phase 0, which means we are developing the technical infrastructure to allow Gemini ad spend through Taboola’s platform and test on single-digit percentages of demand. We expect to go into Phase 2 - which is gradually transition ad spend, and supply from Gemini to Taboola in the second half of this year.

The Taboola team is interacting daily with Yahoo to migrate advertisers into the Taboola platform focusing on advertisers’ performance and spend. I can share that Yahoo and Taboola teams are working on accelerating our roll out so we can capture revenue faster.

In closing, I’m energized about our position in the market. I think we have an opportunity to build the first large-scale, “must buy,” open web company publishers and advertisers can rely on. Google for search, Meta for social, and Taboola for the open web. We are focused, we have our four key company priorities, we are lean and executing on our plans. While Taboola is among the largest in our space, we’re still small as it relates to the $70B Open Web Market, so there is a lot of growth for us to capture. What I tell myself, and Taboola employees is that - we have all we need to execute on our strategy and dreams. These are times to lay low and execute - that’s all we care about now.

Thank you for joining us, and I’ll now pass it over to Steve, our CFO, to talk more about our financials.

Stephen Walker Prepared Remarks:

Thanks Adam and good morning everyone.

As Adam noted, our Q1 results beat the high end of our guidance on all metrics.  We are also raising the midpoint of our full year 2023 guidance and reiterating our 2024 expectations of over $200 million in Adjusted EBITDA and over $100 million in Free Cash Flow. As Adam explained, we are very confident in those forecasts and therefore announced today both a share buyback program of up to $40 million in 2023 and also our intention to continue to pay down our long-term debt. We repaid $30 million of our long-term debt in April, which means that we have repaid a total of $91 million since Q4 2022, and we intend to repay up to another $50 million this year, likely in the third quarter after certain cash balances become available.

Let me talk now about our Q1 results, which exceeded the high end of our guidance on all metrics.

For Q1, Revenues were $327.7 million versus the midpoint of our guidance of $312 million; Gross Profit of $89.6 million versus the midpoint of $82 million; ex-TAC Gross Profit of $115.7 million versus the midpoint of $109 million; Adjusted EBITDA of $10.1 million versus the midpoint of $0; and Non-GAAP Net Income of negative $4.1 million versus the midpoint of negative $17 million.  We generated positive Free Cash Flow of $11.2 million. I will note that Q1 and Q2 growth rates suffer from difficult comparables in 2022 before the digital advertising market weakness. We expect to return to positive growth in the second half of 2023.

Relative to our guidance, we saw overperformance particularly in the U.S. and LATAM. eCommerce continues to impress, taking the momentum of the last several quarters of 2022 into this year. We’re seeing strong spend from some of our key partners, such as Walmart, Wayfair, and Macy’s, as advertisers increase the focus on immediate returns on their advertising spend. This benefits bottom of funnel channels, which for Taboola means our eCommerce offerings. Our teams have achieved this revenue performance while improving cost efficiency, indicated by Adjusted EBITDA and Non-GAAP Net Income (Loss) overperformance outpacing Revenues and ex-TAC Gross Profit.

Operating expenses were $118.4 million in the quarter, down $1.3 million year over year. This decrease was primarily the result of our focus on cost reductions that we announced in Q3 of last year. We expect to show lower expenses as a percentage of revenue on a full year over year basis for 2023. Our headcount is down approximately 8% from its peak in July of 2022 and currently stands at approximately 1,730 full-time employees.

GAAP Net Loss for the quarter of $31.3 million included Amortization of intangibles of $16.0 million, Share-Based Compensation expenses of $13.5 million and Holdback Compensation expenses related to the Connexity acquisition of $2.6 million, which were excluded from Non-GAAP Net Income. Our Non-GAAP Net Loss of approximately $4.1 million was above the high end of our guidance range.

In terms of cash generation, we had approximately $17.5 million in operating cash flow in Q1, with Free Cash Flow of around $11.2 million. If you removed the impact of net publisher prepayments, which were a source of cash this quarter of $3.9 million, and interest payments on our long term debt, which were a use of cash of $5.1 million, our cash flow would have been $12.3 million. It is interesting to note that net publisher prepayments were a source of cash this quarter. This was due to the fact that new prepayments were lower than the quarterly amortization of historical prepayments. While we still expect net publisher prepayments to be a use of cash in 2023, it does show how they can become neutral to a source of cash in the future.

Let’s turn to the balance sheet.  Cash and cash equivalents plus our Short-term investments increased from $262.8 million at the end of 2022 to $274.4 million at the end of Q1 2023. Historically, Q1 tends to be a positive cash flow quarter for us as we collect on the higher revenues from Q4.

I would also like to note that with the current instability in the banking industry, we continue to evaluate our banking relationships and have minimized our exposure to regional banks in the U.S. and less stable banks internationally. This is obviously a developing situation that we will continue to monitor and adjust as necessary.

Now let me shift to our forward looking guidance.

For the full year 2023, we are raising the mid-point of our guidance by increasing the lower bound but keeping the upper bound steady. We expect Revenues of $1,427 million to $1,469 million, Gross Profit of $418 million to $436 million, ex-TAC Gross Profit of $529 million to $546 million, Adjusted EBITDA of $65 million to $80 million, and Non-GAAP Net Income of negative $5 million to positive $10 million.

For the full year, we assume that we will invest in our Yahoo partnership but, to be conservative, we are still not factoring in the associated revenues that could be generated in 2023. We will update this in future quarters. This guidance also assumes continued investment in our other key company priorities of performance advertising, bidding and eCommerce.

Despite being a year of strategic investment, we expect to generate positive Free Cash Flow in 2023 for the full year. We anticipate Free Cash Flow to turn negative in Q2 and Q3, with significantly positive cash generation in Q4, all due to normal seasonality.

Finally, we are issuing Q2 guidance. For Q2 2023, we expect Revenues to be between $296 million and $322 million dollars, Gross Profit between $78 million and $88 million dollars, ex-TAC Gross Profit of $105 million and $115 million dollars, Adjusted EBITDA between negative $4 million and positive $6 million dollars and Non-GAAP Net Income of negative $26 million and negative $16 million dollars.

Let me finish by saying that we are happy with our first quarter performance and to be able to raise the mid-point of our guidance for the full year. We are also excited about our Adjusted EBITDA and Free Cash Flow targets for 2024. The future looks very bright from our vantage point, which is why we are confident in announcing our intention to both buyback shares and continue to pay down our debt.

If you want to hear more about our story, we will be attending the Oppenheimer, Needham, and TD Cowen investor events this quarter, so we hope to see many of you at these events.

With that, let’s open it up to questions.